Tauriga Sciences Inc. Reports Estimated Quarterly Revenue
Growth Exceeding 60% and Provides Shareholder Update

LOS ANGELES, April 23, 2015 /PRNewswire/ -- Tauriga Sciences, Inc. (OTCQB:TAUG) (“Tauriga” or the “Company”), a diversified life sciences company with interests in the natural wellness sector and in developing a proprietary synthetic biology platform technology, has today pre-announced positive quarterly revenues for the first calendar quarter of 2015, which ended on March 31, 2015 (the Company’s fourth fiscal quarter of 2015). The Company is pleased to disclose that estimated quarterly revenue growth, as compared to the previous quarter ending December 31, 2014, exceeded 60% and the estimated total quarterly sales are approximately $50,000 USD. These figures are unaudited, and the exact revenue number along with the full financial results of the Company for its fiscal year ended March 31, 2015 will be disclosed in the Company’s upcoming Annual Report on Form 10-K.

In addition to progress on its natural wellness business, Tauriga’s Pilus Energy “wastewater to value” subsidiary achieved a milestone by applying its proprietary bacteria to generate electricity from synthetic human urine. Human urine typically is processed in local waste treatment facilities, where it is degraded by a myriad of microorganisms. Two University of Cincinnati Professors, Dr. Daniel Hassett (founding Chief Scientific Officer of Pilus Energy and Tauriga Advisory Board member) and Dr. Dale Schaefer, have designed electrogenic bioreactors (EBRs) that can reproducibly harvest direct current electricity from the metabolism of the 300-400 milligrams of carbon per liter of urine. This was recently accomplished using Tauriga’s/Pilus Energy’s proprietary bacterium, a genetically modified strain of Pseudomonas aeruginosa, a common soil inhabitant. Typically, naturally occurring bacterial consortia are inefficient power-generators. However, the genetically modified bacteria were found to generate three times higher power density when compared to wild-type (genetically unmodified) strains. Current research is now focused on new genetic modifications and the introduction of bacterial consortia to increase the power density robustness as well as overall bacterial longevity. Tauriga has initiated discussions with third parties on ways to commercialize this application.

Finally, since the Company’s share price has recently fallen below the threshold level of one penny per share ($0.01), Tauriga recognizes shareholder concerns about the share price despite the Company’s progress. Tauriga would like to confirm that it has been less than 30 days that the share price has closed with a bid of less than a penny per share, and that, even after closing with a bid of less than a penny for more than 30 days, companies on the OTCQB marketplace have a 180 day grace period to close with a bid of at least $.01 for 10 consecutive days to regain compliance and remain on OTCQB. Management is working diligently to continue to build the Company fundamentals.

About Tauriga Sciences, Inc.:

Tauriga Sciences, Inc. (TAUG) is a diversified life sciences company focused on generating profitable revenues in the natural wellness sector and in developing a proprietary synthetic biology platform technology. The mission of the Company is to acquire and build a diversified portfolio of cutting edge technology assets that is capital efficient and of significant value to the shareholders. The Company’s business model includes the acquisition of licenses, equity stakes, rights on both an exclusive and non-exclusive basis, and entire businesses. Management is firmly committed to building lasting shareholder value in the short, intermediate, and long terms. Please visit the Company’s corporate website at www.tauriga.com and the Company’s e-commerce website at www.taurigastore.com.

NON SOLICITATION:

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted. Any securities offered or issued in connection with the above-referenced merger and/or investment have not been registered, and will be offered pursuant to an exemption from registration.

DISCLAIMER:

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on TAUG’s predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which TAUG has little or no control. Such forward-looking statements are made only as of the date of this release, and TAUG assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by TAUG with the Securities and Exchange Commission. This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

CONTACT:

Dr. Stella M. Sung,

Chairman and Chief Executive Officer

Tauriga Sciences, Inc.

www.tauriga.com

San Diego: + 1-858-353-5749

Montreal: +1-514-840-3697

Email: ssung@tauriga.com